Exhibit 99.1

Jeffersonville Bancorp P.O. Box 398, Jeffersonville, NY 12748

For Immediate Release

Media Contact

Rhonda Busing

(rbusing@jeffbank.com)

845-482-4000

Jeffersonville Bancorp Appoints

Coombe, Bodenstein, and Stabbert to Board

Jeffersonville, NY (August 17, 2012) Jeffersonville Bancorp announced the appointment of Philip Coombe III, David W. Bodenstein, and Fred W. Stabbert III to serve on the Board of Directors of the Company and the Company’s wholly-owned subsidiary bank, The First National Bank of Jeffersonville (“Jeff Bank”).

“We are honored to welcome Phil, David, and Fred to our board,” said board chairman Kenneth Klein. “Their combined experience and commitment to our community will contribute significantly to the future growth and prosperity of Jeff Bank.”

Philip Coombe III is owner of Coombe Financial Services, Inc., and a partner of Coombe Bender & Company, LLC. He earned a Bachelor’s degree from Cornell University, a Master’s degree from the College for Financial Planning in Denver, Colorado, and is a Certified Financial Planner (CFP).

Coombe is currently the treasurer of the General Society of the Sons of the Revolution, a patriotic and lineage society, and is on the board of trustees of the Ellenville Regional Hospital and the Ellenville Regional Hospital Foundation. He is treasurer of the Grahamsville Rural Cemetery Association, and a member of the Tri-Valley Lions Club, the Ellenville Noonday Club, and the Financial Planning Association.

“Jeff Bank’s outstanding customer service, lending flexibility, and financial strength speak for themselves,” stated Phil Coombe. “I look forward to contributing in whatever way possible to meet the objectives of customers, employees and shareholders.”

David W. Bodenstein is president of Mike Preis, Inc., an insurance agency with offices in Callicoon, Jeffersonville and Roscoe, NY. He attended Sullivan County Community College and Western New England College in Springfield, Massachusetts.

Bodenstein is currently chairman of the Village of Jeffersonville Planning Board, board member of Callicoon Co-Operative Insurance Company, past president of the Jeffersonville Volunteer First Aid Corps, and past chief and current member of Protection Hose Company No.1, Inc. of Jeffersonville.

“Jeff Bank has a long and distinguished history of serving its community both as a business and through its employee involvement in area organizations,” said Bodenstein. “I am pleased to be associated with the tradition that Jeff Bank has established and hope to contribute to its continued success in the future.”

Fred W. Stabbert III is the President of Catskill Delaware Publications, Inc., and publisher of the Sullivan County Democrat. He earned a BA degree from St. Bonaventure University in 1983, majoring in Mass Communication. Stabbert’s community involvement includes serving as past president of the New York Press Association, trustee for Sullivan County Community College, and president of the Sullivan County Partnership for Economic Development. Stabbert is also a member and past president of the Callicoon Kiwanis Club, and a member of the Callicoon Business Association. He is on the board of the Forestburgh Theatre Arts Center, the Kautz, Thorwelle, Sawyer Scholarship, the Emerald Corporate Center, and Sullivan Renaissance.

“As Jeff Bank gets ready to celebrate its 100th year in business, I look forward to joining such a talented and energetic group,” Stabbert said. “My appointment to the board is truly an honor for me and my family, and I will strive to continue the great tradition of community loyalty and customer service which Jeff Bank has established.”

About Jeffersonville Bancorp

Jeffersonville Bancorp was organized as a New York Corporation in 1982 for the purpose of becoming the registered bank holding company for The First National Bank of Jeffersonville, a bank chartered in 1913. Jeff Bank is an independently owned community bank with twelve full-service branches in Bloomingburg, Callicoon, Eldred, Jeffersonville, Liberty, Livingston Manor, Loch Sheldrake, Monticello, Narrowsburg, Wal-Mart, White Lake and Wurtsboro. Jeff Bank – a trusted community bank since 1913. Find out more at www.jeffbank.com.

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